EXHIBIT 10.54

FORM OF EMPLOYEE STOCK OPTION AGREEMENT

WITH PERFORMANCE VESTING SCHEDULE

THE PNC FINANCIAL SERVICES GROUP, INC.

2006 INCENTIVE AWARD PLAN

NONSTATUTORY STOCK OPTION AGREEMENT

OPTIONEE:	[Name]

GRANT DATE:	, 20

OPTION PRICE:	$ per share

COVERED SHARES:	[Shares]

1. Definitions; Grant of Option. Certain terms used in this Nonstatutory Stock Option Agreement (the “Agreement”) are defined in Annex A hereto (which is incorporated herein as part of the Agreement) or elsewhere in the Agreement, and such definitions will apply except where the context otherwise indicates.

Pursuant to The PNC Financial Services Group, Inc. 2006 Incentive Award Plan (the “Plan”) and subject to the terms of the Agreement, PNC hereby grants to Optionee an Option to purchase from PNC that number of shares of PNC common stock specified above as the “Covered Shares,” exercisable at the Option Price.

In the Agreement, “PNC” means The PNC Financial Services Group, Inc. and “Corporation” means PNC and its Consolidated Subsidiaries. Headings used in the Agreement are for convenience only and are not part of the Agreement.

2. Terms of the Option.

2.1 Type of Option. The Option is intended to be a Nonstatutory Stock Option.

2.2 Option Period. Except as otherwise set forth in Section 2.3, the Option is exercisable in whole or in part as to any Covered Shares as to which it is outstanding and has become exercisable (“vested”) at any time and from time to time through the Expiration Date as defined in Section A.18 of Annex A hereto, including the early termination provisions set forth in said definition.

To the extent that the Option or relevant portion thereof is then outstanding and the Expiration Date has not yet occurred, the Option will vest as to Covered Shares as set forth in this Section 2.2.

(a) Unless the Option has become fully vested pursuant to another subsection of this Section 2.2, the Option will become exercisable (“vest”) as follows:

(1) The Option will vest on the first date on which the Performance Condition is met where the Time Condition has been met on or prior to such date. Unless otherwise provided in another subsection of this Section 2.2: (i) the “Time Condition” will be satisfied on the 3rd anniversary of the Grant Date; and (ii) the “Performance Condition” will be met on any date when the reported closing price on the New York Stock Exchange (or such successor reporting system as PNC may select) of a share of PNC common stock at least equals 120% of the Option Price for that date and for the 4 immediately preceding trading days, as adjusted pursuant to Section 3, if applicable. The Performance Condition may not be met prior to satisfaction of the Time Condition, although it may be met simultaneously with satisfaction of the Time Condition.

(2) If not already vested at the time of Retirement of the Optionee or of termination of employment of the Optionee by the Corporation by reason of Total and Permanent Disability and not for Cause, the Option will vest thereafter in accordance with the other provisions of this Section 2.2 as if the Optionee had continued as an employee of the Corporation, if, and only if, prior to Optionee’s Termination Date, the Committee (or its delegate) in its sole discretion determines that the Option will continue in effect, be eligible for subsequent vesting and not expire on Optionee’s Termination Date in accordance with Section A.18 of Annex A hereto. In such case, the Option will continue in effect in accordance with all provisions of this Agreement other than those providing for an early Expiration Date due to termination of employment.

(3) If the Option is outstanding immediately prior to the time a Change in Control occurs, the Option will vest as to all then outstanding Covered Shares as to which it has not otherwise vested, effective as of the day immediately prior to the occurrence of the Change in Control, provided that, at the time the Change in Control occurs, Optionee is either (i) an employee of the Corporation or (ii) a former employee of the Corporation whose unvested Option, or portion thereof, is then outstanding and continues to qualify for vesting pursuant to the terms of another subsection of this Section 2.2, and provided further that the Time Condition has been satisfied on or prior to the date of such Change in Control (either pursuant to Section 2.2(a)(1)(i) or pursuant to subsection (A) of this Section 2.2(a)(3)) and the Performance Condition is met simultaneously with such Change in Control event as set forth in subsection (B) of this Section 2.2(a)(3).

(A) If (i) a Change in Control occurs prior to the 3rd anniversary of the Grant Date and (ii) the holders of voting securities of PNC outstanding immediately prior to the Change in Control hold, upon completion of the Change in Control, voting securities representing 50% or less of the voting power in the election of directors (or members of an equivalent governing body) of the resulting or successor entity (regardless of whether such entity is PNC or an acquiring entity, including the ultimate parent entity of PNC or an entity into which PNC is merged or consolidated) and (iii) the Option is outstanding immediately prior to the time the Change in Control occurs, then for purposes of eligibility for vesting pursuant to this Section 2.2(a)(3), the Time Condition will be deemed to be satisfied effective as of the day immediately prior to the occurrence of the Change in Control.

(B) If the Option is outstanding immediately prior to the time a Change in Control occurs, then for purposes of eligibility for vesting pursuant to this Section 2.2(a)(3), the Performance Condition will be deemed to be met simultaneously with the Change in Control event if either: (i) the reported closing price on the New York Stock Exchange (or such successor reporting system as PNC may select) of a share of PNC common stock at least equals 120% of the Option Price for the date of such Change in Control event or, if such event does not occur on a trading day or if PNC common stock is no longer trading on the date of or following the Change in Control event, for the immediately preceding trading day and, in either case, for the 4 trading days immediately preceding such trading day; or (ii) in the case of a Change in Control as defined in Section A.5(b) of Annex A hereto only, if the value of the consideration being received in the Change in Control transaction in exchange for each share of PNC common stock at least equals 120% of the Option Price.

(4) If the Option is outstanding immediately prior to the time of Optionee’s termination of employment but has not yet vested and if Optionee’s employment with the Corporation is terminated (other than by reason of Optionee’s death) by the Corporation without Cause or by Optionee with Good Reason and such termination of employment occurs within the period beginning on the date of a Change in Control and ending on the date that is two years after the date of the Change in Control, then the Time Condition, if not already satisfied, will be deemed to be satisfied for purposes of this Section 2.2 as of Optionee’s Termination Date and the Option will be eligible for subsequent vesting in accordance with the other provisions of this Section 2.2 if the Performance Condition is met prior to the time the Option expires in accordance with Section A.18 of Annex A hereto.

(5) If Optionee’s employment with the Corporation is terminated (other than by reason of Optionee’s death) by the Corporation without Cause or by Optionee with Good Reason after the occurrence of a CIC Triggering Event but prior to the occurrence of a subsequent Change in Control or of a CIC Failure with respect to the CIC Triggering Event and if the Option is outstanding but has not yet vested pursuant to any other subsection of this Section 2.2 at the time Optionee’s Termination Date occurs, then the Option will vest as to all outstanding Covered Shares as to which it has not otherwise vested if the Performance Condition is met on Optionee’s Termination Date in accordance with Section 2.2(a)(1)(ii). If the Performance Condition is met on Optionee’s Termination Date as set forth in the preceding sentence, then the Time Condition will also be deemed to be met on Optionee’s Termination Date and the Option will vest as to all outstanding Covered Shares as to which it has not otherwise vested commencing on Optionee’s Termination Date.

(b) Intentionally omitted

(c) If Optionee’s employment with the Corporation is terminated by reason of Optionee’s death, the Option will immediately vest as to all outstanding Covered Shares as to which it has not otherwise vested, and the Option may be exercised by Optionee’s properly designated beneficiary, by the person or persons entitled to do so under Optionee’s will, or by the person or persons entitled to do so under the applicable laws of descent and distribution.

(d) Intentionally omitted

(e) Intentionally omitted

(f) The Committee or its delegate may in their sole discretion, but need not, accelerate the vesting date of all or any portion of the Option subject, if applicable, to such limitations as may be set forth in the Plan.

If Optionee is employed by a Consolidated Subsidiary that ceases to be a subsidiary of PNC or ceases to be a consolidated subsidiary of PNC under generally accepted accounting principles and Optionee does not continue to be employed by PNC or a Consolidated Subsidiary, then for purposes of the Agreement, Optionee’s employment with the Corporation terminates effective at the time this occurs.

2.3 Formal Allegations of Detrimental Conduct. If any criminal charges are brought against Optionee alleging the commission of a felony that relates to or arises out of Optionee’s employment or other service relationship with the Corporation in an indictment or in other analogous formal charges commencing judicial criminal proceedings, the Committee may determine to suspend the exercisability of the Option, to the extent that the Option is then outstanding and exercisable, or to require the escrow of the proceeds of any exercise of the Option. Any such suspension or escrow is subject to the following restrictions:

(a) It may last only until the earliest to occur of the following:

(i) resolution of the criminal proceedings in a manner that constitutes Detrimental Conduct;

(ii) resolution of the criminal proceeding in one of the following ways: (A) the charges as they relate to such alleged felony have been dismissed (with or without prejudice), (B) Optionee has been acquitted of such alleged felony, or (C) a criminal proceeding relating to such alleged felony has been completed without resolution (for example, as a result of a mistrial) and the relevant time period for recommencing criminal proceedings relating to such alleged felony has expired without any such recommencement; and

(iii) termination of the suspension or escrow in the discretion of the Committee; and

(b) It may be imposed only if the Committee makes reasonable provision for the retention or realization of the value of the Option to Optionee as if no suspension or escrow had been imposed upon any termination of the suspension or escrow under clauses (a)(ii) or (iii) above.

2.4 Nontransferability; Designation of Beneficiary; Payment to Legal Representative.

(a) The Option is not transferable or assignable by Optionee.

(b) During Optionee’s lifetime, the Option may be exercised only by Optionee or, in the event of Optionee’s legal incapacity, by his or her legal representative, as determined in good faith by PNC.

(c) During Optionee’s lifetime, Optionee may file with PNC, at such address and in such manner as PNC may from time to time direct, on a form to be provided by PNC on request, a designation of a beneficiary or beneficiaries (a “properly designated beneficiary”) to hold and exercise Optionee’s stock options, to the extent outstanding and exercisable, in accordance with their respective stock option agreements and the Plan in the event of Optionee’s death.

(d) If Optionee dies prior to the full exercise or expiration of the Option and has not filed a designation of beneficiary form as specified above, the Option will be held and may be exercised by the person or persons entitled to do so under Optionee’s will or under the applicable laws of descent and distribution, as to which PNC will be entitled to rely in good faith on instructions from Optionee’s executor, administrator, or other legal representative.

(e) Any delivery of shares or other payment made or action taken hereunder by PNC in good faith to or on the instructions of Optionee’s executor, administrator, or other legal representative shall extinguish all right to payment hereunder.

3. Capital Adjustments. Except as otherwise provided in Section A.18 of Annex A hereto, upon the occurrence of a corporate transaction or transactions (including, without limitation, stock dividends, stock splits, spin-offs, split-offs, recapitalizations, mergers, consolidations or reorganizations of or by PNC (each, a “Corporate Transaction”)), the Committee shall make those adjustments, if any, in the number, class or kind of Covered Shares as to which the Option is outstanding and has not yet been exercised and in the Option Price that it deems appropriate in its discretion to reflect the Corporate Transaction(s) such that the rights of Optionee are neither enlarged nor diminished as a result of such Corporate Transaction or Transactions, including without limitation cancellation of the Option immediately prior to the effective time of the Corporate Transaction and payment, in cash, in consideration therefor, of an amount equal to the product of (a) the excess, if any, of the per share value of the consideration payable to a PNC common shareholder in connection with such Corporate Transaction over the Option Price and (b) the total number of Covered Shares subject to the Option that were outstanding and unexercised immediately prior to the effective time of the Corporate Transaction.

If, immediately following a Corporate Transaction, the Performance Condition has not yet been met but the Option does not expire, either because the Corporate Transaction is not a Change in Control or, if it is a Change in Control, because the circumstances are such that it does not expire by application of Section A.18(e) of Annex A hereto, then the Committee shall make such adjustments to the Performance Condition as are necessary to make sure that the Performance Condition is determined by reference to the common stock (or equivalent securities) of a continuing entity, either PNC or the resulting or surviving entity in the Corporate Transaction, and that the performance threshold necessary to meet the Performance Condition requires performance of the referenced securities of PNC or such other resulting or surviving entity following the Corporate Transaction essentially equivalent to the performance of PNC common stock following the date of the Corporate Transaction that would be have been necessary to meet the Performance Condition if the Corporate Transaction had not occurred.

All determinations hereunder shall be made by the Committee in its sole discretion and shall be final, binding and conclusive for all purposes on all parties, including without limitation the holder of the Option.

No fractional shares will be issued on exercise of the Option. PNC shall determine the manner in which any fractional shares will be treated.

4. Exercise of Option.

4.1 Notice and Effective Date. The Option may be exercised, in whole or in part, by delivering to PNC written notice of such exercise, in such form as PNC may from time to time prescribe, and by paying in full the aggregate Option Price with respect to that portion of the Option being exercised and satisfying any amounts required to be withheld pursuant to applicable tax laws in connection with such exercise.

In addition, notwithstanding Sections 4.2 and 4.3, Optionee may elect to complete his or her Option exercise through a brokerage service/margin account pursuant to the broker-assisted cashless option exercise procedure under Regulation T of the Board of Governors of the Federal Reserve System and in such manner as may be permitted by PNC from time to time consistent with said Regulation T.

The effective date of such exercise will be the Exercise Date. Until PNC notifies Optionee to the contrary, the form attached to the Agreement as Annex B shall be used to exercise the Option and the form attached to the Agreement as Annex C shall be used to make tax payment elections.

In the event that the Option is exercised, pursuant to Section 2.4, by any person or persons other than Optionee, such notice of exercise must be accompanied by appropriate proof of the derivative right of such person or persons to exercise the Option.

4.2 Payment of Option Price. Upon exercise of the Option, in whole or in part, Optionee may pay the aggregate Option Price (a) in cash or (b) if and to the extent then permitted by PNC, using whole shares of PNC common stock (either by physical delivery to PNC of certificates for the shares or through PNC’s share attestation procedure) having an aggregate Fair Market Value on the Exercise Date not exceeding that portion of the aggregate Option Price being paid using such shares, or through a combination of cash and shares of PNC common stock; provided, however, that shares of PNC common stock used to pay all or any portion of the aggregate Option Price may not be subject to any contractual restriction, pledge or other encumbrance and must be shares that have been owned by Optionee for at least six (6) months prior to the Exercise Date and, in the case of restricted stock, for which it has been at least six (6) months since the restrictions lapsed, or, in either case, for such other period as may be specified or permitted by PNC.

4.3 Payment of Taxes. Optionee may elect to satisfy any or all applicable federal, state, or local tax liabilities incurred in connection with exercise of the Option (a) by payment of cash, (b) if and to the extent then permitted by PNC and subject to such terms and conditions as PNC may from time to time establish, through the retention by PNC of sufficient whole shares of PNC common stock otherwise issuable upon such exercise to satisfy the minimum amount of taxes required to be withheld in connection with such exercise, or (c) if and to the extent then permitted by PNC and subject to such terms and conditions as PNC may from time to time establish, using whole shares of PNC common stock (either by physical delivery to PNC of certificates for the shares or through PNC’s share attestation procedure) that are not subject to any contractual restriction, pledge or other encumbrance and that have been owned by Optionee for at least six (6) months prior to the Exercise Date and, in the case of restricted stock, for which it has been at least six (6) months since the restrictions lapsed, or, in either case, for such other period as may be specified or permitted by PNC.

For purposes of this Section 4.3, shares of PNC common stock that are used to satisfy applicable taxes will be valued at their Fair Market Value on the date the tax withholding obligation arises. In no event will the Fair Market Value of the shares of PNC common stock otherwise issuable upon exercise of the Option but retained pursuant to Section 4.3(b) exceed the minimum amount of taxes required to be withheld in connection with the Option exercise.

4.4 Effect. The exercise, in whole or in part, of the Option will cause a reduction in the number of unexercised Covered Shares as to which the Option is outstanding equal to the number of shares of PNC common stock with respect to which the Option is exercised.

5. Restrictions on Exercise and on Shares Issued on Exercise. Notwithstanding any other provision of the Agreement, the Option may not be exercised at any time that PNC does not have in effect a registration statement under the Securities Act of 1933 as amended relating to the offer of shares of PNC common stock under the Plan unless PNC agrees to permit such exercise. Upon the issuance of any shares of PNC common stock pursuant to exercise of the Option at a time when such a registration statement is not in effect, Optionee will, upon the request of PNC, agree in writing that Optionee is acquiring such shares for investment only and not with a view to resale and that Optionee will not sell, pledge, or otherwise dispose of such shares unless and until (a) PNC is furnished with an opinion of counsel to the effect that registration of such shares pursuant to the Securities Act of 1933 as amended is not required by that Act or by rules and regulations promulgated thereunder, (b) the staff of the SEC has issued a no-action letter with respect to such disposition, or (c) such registration or notification as is, in the opinion of counsel for PNC, required for the lawful disposition of such shares has been filed and has become effective; provided, however, that PNC is not obligated hereby to file any such registration or notification. PNC may place a legend embodying such restrictions on the certificate(s) evidencing such shares.

6. Rights as Shareholder. Optionee will have no rights as a shareholder with respect to any Covered Shares until the Exercise Date and then only with respect to those shares of PNC common stock issued upon such exercise of the Option and not retained as provided in Section 4.3.

7. Employment. Neither the granting of the Option evidenced by the Agreement nor any term or provision of the Agreement will constitute or be evidence of any understanding, expressed or implied, on the part of PNC or any subsidiary to employ Optionee for any period.

8. Subject to the Plan. The Option evidenced by the Agreement and the exercise thereof are subject to the terms and conditions of the Plan, which is incorporated by reference herein and made a part hereof, but the terms of the Plan will not be considered an enlargement of any benefits under the Agreement. In addition, the Option is subject to any rules and regulations promulgated by or under the authority of the Committee.

9. Optionee Covenants.

9.1 General. Optionee and PNC acknowledge and agree that Optionee has received adequate consideration with respect to enforcement of the provisions of Sections 9 and 10 hereof by virtue of receiving this Option, which gives Optionee an opportunity potentially to benefit from an increase in the future value of PNC common stock (regardless of whether any such benefit is ultimately realized); that such provisions are reasonable and properly required for the adequate protection of the business of PNC and its subsidiaries; and that enforcement of such provisions will not prevent Optionee from earning a living.

9.2 Non-Solicitation; No-Hire. Optionee agrees to comply with the provisions of subsections (a) and (b) of this Section 9.2 while employed by the Corporation and for a period of twelve (12) months after Optionee’s Termination Date regardless of the reason for such termination of employment.

(a) Non-Solicitation. Optionee shall not, directly or indirectly, either for Optionee’s own benefit or purpose or for the benefit or purpose of any Person other than PNC or any of its subsidiaries, solicit, call on, do business with, or actively interfere with PNC’s or any subsidiary’s relationship with, or attempt to divert or entice away, any Person that Optionee should reasonably know (i) is a customer of PNC or any subsidiary for which PNC or any subsidiary provides any services as of the Termination Date, or (ii) was a customer of PNC or any subsidiary for which PNC or any subsidiary provided any services at any time during the twelve (12) months preceding the Termination Date, or (iii) was, as of the Termination Date, considering retention of PNC or any subsidiary to provide any services.

(b) No-Hire. Optionee shall not, directly or indirectly, either for Optionee’s own benefit or purpose or for the benefit or purpose of any Person other than PNC or any of its subsidiaries, employ or offer to employ, call on, or actively interfere with PNC’s or any subsidiary’s relationship with, or attempt to divert or entice away, any employee of PNC or any of its subsidiaries, nor shall Optionee assist any other Person in such activities.

Notwithstanding the above, if Optionee’s employment with the Corporation is terminated by the Corporation without Cause or by Optionee with Good Reason and such Termination Date occurs during a Coverage Period (either as Coverage Period is defined in Section A.13 of Annex A hereto or, if Optionee was a party to a CIC Severance Agreement that was in effect at the time of such termination of employment, as Coverage Period is defined in such CIC Severance Agreement, if longer), then commencing immediately after such Termination Date, the provisions of subsections (a) and (b) of this Section 9.2 shall no longer apply and shall be replaced with the following subsection (c):

(c) No-Hire. Optionee agrees that Optionee shall not, for a period of twelve (12) months after the Termination Date, employ or offer to employ, solicit, actively interfere with PNC’s or any PNC affiliate’s relationship with, or attempt to divert or entice away, any officer of PNC or any PNC affiliate.

9.3 Confidentiality. During Optionee’s employment with the Corporation, and thereafter regardless of the reason for termination of such employment, Optionee will not disclose or use in any way any confidential business or technical information or trade secret acquired in the course of such employment, all of which is the exclusive and valuable property of the Corporation whether or not conceived of or prepared by Optionee, other than (a) information generally known in the Corporation’s industry or acquired from public sources, (b) as required in the course of employment by the Corporation, (c) as required by any court, supervisory authority, administrative agency or applicable law, or (d) with the prior written consent of PNC.

9.4 Ownership of Inventions. Optionee shall promptly and fully disclose to PNC any and all inventions, discoveries, improvements, ideas or other works of inventorship or authorship, whether or not patentable, that have been or will be conceived and/or reduced to practice by Optionee during the term of Optionee’s employment with the Corporation, whether alone or with others, and that are (a) related directly or indirectly to the business or activities of PNC or any of its subsidiaries or (b) developed with the use of any time, material, facilities or other resources of PNC or any subsidiary (“Developments”). Optionee agrees to assign and hereby does assign to PNC or its designee all of Optionee’s right, title and interest, including copyrights and patent rights, in and to all Developments. Optionee shall perform all actions and execute all instruments that PNC or any subsidiary shall deem necessary to protect or record PNC’s or its designee’s interests in the Developments. The obligations of this Section 9.4 shall be performed by Optionee without further compensation and shall continue beyond the Termination Date.

10. Enforcement Provisions. Optionee understands and agrees to the following provisions regarding enforcement of the Agreement.

10.1 Governing Law and Jurisdiction. The Agreement is governed by and construed under the laws of the Commonwealth of Pennsylvania, without reference to its conflict of laws provisions. Any dispute or claim arising out of or relating to the Agreement or claim of breach hereof shall be brought exclusively in the federal court for the Western District of Pennsylvania or in the Court of Common Pleas of Allegheny County, Pennsylvania. By execution of the Agreement, Optionee and PNC hereby consent to the exclusive jurisdiction of such courts, and waive any right to challenge jurisdiction or venue in such courts with regard to any suit, action, or proceeding under or in connection with the Agreement.

10.2 Equitable Remedies. A breach of the provisions of any of Sections 9.2, 9.3 or 9.4 will cause the Corporation irreparable harm, and the Corporation will therefore be entitled to issuance of immediate, as well as permanent, injunctive relief restraining Optionee, and each and every person and entity acting in concert or participating with Optionee, from initiation and/or continuation of such breach.

10.3 Tolling Period. If it becomes necessary or desirable for the Corporation to seek compliance with the provisions of Section 9.2 by legal proceedings, the period during which Optionee shall comply with said provisions will extend for a period of twelve (12) months from the date the Corporation institutes legal proceedings for injunctive or other relief.

10.4 No Waiver. Failure of PNC to demand strict compliance with any of the terms, covenants or conditions of the Agreement shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any such term, covenant or condition on any occasion or on multiple occasions be deemed a waiver or relinquishment of such term, covenant or condition.

10.5 Severability. The restrictions and obligations imposed by Sections 9.2, 9.3 and 9.4 are separate and severable, and it is the intent of Optionee and PNC that if any restriction or obligation imposed by any of these provisions is deemed by a court of competent jurisdiction to be void for any reason whatsoever, the remaining provisions, restrictions and obligations shall remain valid and binding upon Optionee.

10.6 Reform. In the event any of Sections 9.2, 9.3 and 9.4 are determined by a court of competent jurisdiction to be unenforceable because unreasonable either as to length of time or area to which said restriction applies, it is the intent of Optionee and PNC that said court reduce and reform the provisions thereof so as to apply the greatest limitations considered enforceable by the court.

10.7 Waiver of Jury Trial. Each of Optionee and PNC hereby waives any right to trial by jury with regard to any suit, action or proceeding under or in connection with any of Sections 9.2, 9.3 and 9.4.

10.8 Applicable Law. Notwithstanding anything in the Agreement, PNC will not be required to comply with any term, covenant or condition of the Agreement if and to the extent prohibited by law, including but not limited to federal banking and securities regulations, or as otherwise directed by one or more regulatory agencies having jurisdiction over PNC or any of its subsidiaries. Further, to the extent, if any, applicable to Optionee, Optionee agrees to reimburse PNC for any amounts Optionee may be required to reimburse the Corporation pursuant to Section 304 of the Sarbanes-Oxley Act of 2002, and agrees that PNC need not comply with any term, covenant or condition of the Agreement to the extent that doing so would require that Optionee reimburse PNC or its subsidiaries for such amounts pursuant to Section 304 of the Sarbanes-Oxley Act of 2002.

10.9. Compliance with Internal Revenue Code Section 409A. It is the intention of the parties that the Option and the Agreement comply with the provisions of Section 409A to the extent, if any, that such provisions are applicable to the Agreement, and the Agreement will be administered by PNC in a manner consistent with this intent.

If any payments or benefits hereunder may be deemed to constitute nonconforming deferred compensation subject to taxation under the provisions of Section 409A, Optionee agrees that PNC may, without the consent of Optionee, modify the Agreement and the Option to the extent and in the manner PNC deems necessary or advisable or take such other action or actions, including an amendment or action with retroactive effect, that PNC deems appropriate in order either to preclude any such payments or benefits from being deemed “deferred compensation” within the meaning of Section 409A or to provide such payments or benefits in a manner that complies with the provisions of Section 409A such that they will not be taxable thereunder.

11. Effective Date. If Optionee does not accept the grant of the Option by executing and delivering a copy of the Agreement to PNC, without altering or changing the terms of the Agreement in any way, within thirty (30) days of receipt by Optionee of a copy of the Agreement, PNC may, in its sole discretion, withdraw its offer and cancel the Option and the Agreement at any time prior to Optionee’s delivery to PNC of a copy of the Agreement executed by Optionee.

Otherwise, upon execution and delivery of the Agreement by both PNC and Optionee, the Option and the Agreement are effective as of the Grant Date.

IN WITNESS WHEREOF, PNC has caused the Agreement to be signed on its behalf effective as of the Grant Date.

THE PNC FINANCIAL SERVICES GROUP, INC.

By:
Chairman and Chief Executive Officer

ATTEST:

By:
Corporate Secretary

Accepted and agreed to as of the Grant Date

Optionee

Annex A - Certain Definitions

Annex B - Notice of Exercise

Annex C - Tax Payment Election Form

ANNEX A

CERTAIN DEFINITIONS

*  *  *

A.1 “Agreement” means the Nonstatutory Stock Option Agreement between PNC and Optionee evidencing the grant of the Option to Optionee pursuant to the Plan.

A.2 “Board” means the Board of Directors of PNC.

A.3 “Cause.”

(a) “Cause” during a Coverage Period. If the termination of Optionee’s employment with the Corporation occurs during a Coverage Period, then, for purposes of the Agreement, “Cause” means:

(i) the willful and continued failure of Optionee to substantially perform Optionee’s duties with the Corporation (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Optionee by the Board or the CEO that specifically identifies the manner in which the Board or the CEO believes that Optionee has not substantially performed Optionee’s duties; or

(ii) the willful engaging by Optionee in illegal conduct or gross misconduct that is materially and demonstrably injurious to PNC or any of its subsidiaries.

For purposes of the preceding clauses (i) and (ii), no act or failure to act, on the part of Optionee, shall be considered willful unless it is done, or omitted to be done, by Optionee in bad faith and without reasonable belief that Optionee’s action or omission was in the best interests of the Corporation. Any act, or failure to act, based upon the instructions or prior approval of the Board, the CEO or Optionee’s superior or based upon the advice of counsel for the Corporation, shall be conclusively presumed to be done, or omitted to be done, by Optionee in good faith and in the best interests of the Corporation.

The cessation of employment of Optionee will be deemed to be a termination of Optionee’s employment with the Corporation for Cause for purposes of the Agreement only if and when there shall have been delivered to Optionee, as part of the notice of Optionee’s termination, a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board, at a Board meeting called and held for the purpose of considering such termination, finding on the basis of clear and convincing evidence that, in the good faith opinion of the Board, Optionee is guilty of conduct described in clause (i) or (ii) above and, in either case, specifying the particulars thereof in detail. Such resolution shall be adopted only after (1) reasonable notice of such Board meeting is provided to Optionee, together with written notice that PNC believes that Optionee is guilty of conduct described in clause (i) or (ii) above and, in either case, specifying the particulars thereof in detail, and (2) Optionee is given an opportunity, together with counsel, to be heard before the Board.

(b) “Cause” other than during a Coverage Period. If the termination of Optionee’s employment with the Corporation occurs other than during a Coverage Period, then, for purposes of the Agreement, “Cause” means:

(i) the willful and continued failure of Optionee to substantially perform Optionee’s duties with the Corporation (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Optionee by PNC that specifically identifies the manner in which it is believed that Optionee has not substantially performed Optionee’s duties;

(ii) a material breach by Optionee of (1) any code of conduct of PNC or one of its subsidiaries or (2) other written policy of PNC or a subsidiary, in either case required by law or established to maintain compliance with applicable law;

(iii) any act of fraud, misappropriation, material dishonesty, or embezzlement by Optionee against PNC or one of its subsidiaries or any client or customer of PNC or a subsidiary;

(iv) any conviction (including a plea of guilty or of nolo contendere) of Optionee for, or entry by Optionee into a pre-trial disposition with respect to, the commission of a felony; or

(v) entry of any order against Optionee, by any governmental body having regulatory authority with respect to the business of PNC or any of its subsidiaries, that relates to or arises out of Optionee’s employment or other service relationship with the Corporation.

The cessation of employment of Optionee will be deemed to have been a termination of Optionee’s employment with the Corporation for Cause for purposes of the Agreement only if and when the CEO or his or her designee (or, if Optionee is the CEO, the Board) determines that Optionee is guilty of conduct described in clause (i), (ii) or (iii) above or that an event described in clause (iv) or (v) above has occurred with respect to Optionee and, if so, determines that the termination of Optionee’s employment with the Corporation will be deemed to have been for Cause.

A.4 “CEO” means the chief executive officer of PNC.

A.5 “Change in Control” means a change of control of PNC of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A (or in response to any similar item on any similar schedule or form) promulgated under the Exchange Act, whether or not PNC is then subject to such reporting requirement; provided, however, that without limitation, a Change in Control shall be deemed to have occurred if:

(a) any Person, excluding employee benefit plans of the Corporation, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provisions thereto), directly or indirectly, of securities of PNC representing twenty percent (20%) or more of the combined voting power of PNC’s then outstanding securities; provided, however, that such an acquisition of beneficial ownership representing between twenty percent (20%) and forty percent (40%), inclusive, of such voting power shall not be considered a Change in Control if the Board approves such acquisition either prior to or immediately after its occurrence;

(b) PNC consummates a merger, consolidation, share exchange, division or other reorganization or transaction of PNC (a “Fundamental Transaction”) with any other corporation, other than a Fundamental Transaction that results in the voting securities of PNC outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least sixty percent (60%) of the combined voting power immediately after such Fundamental Transaction of (i) PNC’s outstanding securities, (ii) the surviving entity’s outstanding securities, or (iii) in the case of a division, the outstanding securities of each entity resulting from the division;

(c) the shareholders of PNC approve a plan of complete liquidation or winding-up of PNC or an agreement for the sale or disposition (in one transaction or a series of transactions) of all or substantially all of PNC’s assets;

(d) as a result of a proxy contest, individuals who prior to the conclusion thereof constituted the Board (including for this purpose any new director whose election or nomination for election by PNC’s shareholders in connection with such proxy contest was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who were directors prior to such proxy contest) cease to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied);

(e) during any period of twenty-four (24) consecutive months, individuals who at the beginning of such period constituted the Board (including for this purpose any new director whose election or nomination for election by PNC’s shareholders was approved by a vote of at least two-thirds (2/3rds) of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board (excluding any Board seat that is vacant or otherwise unoccupied); or

(f) the Board determines that a Change in Control has occurred.

Notwithstanding anything to the contrary herein, a divestiture or spin-off of a subsidiary or division of PNC or any of its subsidiaries shall not by itself constitute a Change in Control.

A.6 “CIC Failure” means the following:

(a) with respect to a CIC Triggering Event described in Section A.8(a), PNC’s shareholders vote against the transaction approved by the Board or the agreement to consummate the transaction is terminated; or

(b) with respect to a CIC Triggering Event described in Section A.8(b), the proxy contest fails to replace or remove a majority of the members of the Board.

A.7 “CIC Severance Agreement” means the written agreement, if any, between Optionee and PNC providing, among other things, for certain change in control severance benefits.

A.8 “CIC Triggering Event” means the occurrence of either of the following:

(a) the Board or PNC’s shareholders approve a transaction described in Subsection (b) of the definition of Change in Control contained in Section A.5; or

(b) the commencement of a proxy contest in which any Person seeks to replace or remove a majority of the members of the Board.

A.9 “Committee” means the Personnel and Compensation Committee of the Board or such person or persons as may be designated or appointed by that committee as its delegate or designee.

A.10 “Competitive Activity” means, for purposes of the Agreement, any participation in, employment by, ownership of any equity interest exceeding one percent (1%) in, or promotion or organization of, any Person other than PNC or any of its subsidiaries (1) engaged in business activities similar to some or all of the business activities of PNC or any subsidiary as of Optionee’s Termination Date or (2) engaged in business activities that Optionee knows PNC or any subsidiary intends to enter within the first twelve (12) months after Optionee’s Termination Date or, if later and if applicable, after the date specified in clause (ii) of Section A.15(a), in either case whether Optionee is acting as agent, consultant, independent contractor, employee, officer, director, investor, partner, shareholder, proprietor or in any other individual or representative capacity therein.

A.11 “Consolidated Subsidiary” means a corporation, bank, partnership, business trust, limited liability company or other form of business organization that (1) is a consolidated subsidiary of PNC under generally accepted accounting principles and (2) satisfies the definition of “service recipient” under Section 409A of the Internal Revenue Code.

A.12 “Corporation” means PNC and its Consolidated Subsidiaries.

A.13 “Coverage Period” means a period (a) commencing on the earlier to occur of (i) the date of a CIC Triggering Event and (ii) the date of a Change in Control and (b) ending on the date that is two (2) years after the date of the Change in Control; provided, however, that in the event that a Coverage Period commences on the date of a CIC Triggering Event, such Coverage Period will terminate upon the earlier to occur of (x) the date of a CIC Failure and (y) the date that is two (2) years after the date of the Change in Control triggered by the CIC Triggering Event. After the termination of any Coverage Period, another Coverage Period will commence upon the earlier to occur of clauses (a)(i) and (a)(ii) in the preceding sentence.

A.14 “Covered Shares” means the number of shares of PNC common stock that Optionee has the option to purchase from PNC pursuant to the Option.

A.15 “Detrimental Conduct” means, for purposes of the Agreement:

(a) Optionee has engaged, without the prior written consent of PNC (with consent to be given at PNC’s sole discretion), in any Competitive Activity in the continental United States at any time during the period commencing on Optionee’s Termination Date and extending through (and including) the first (1st) anniversary of the later of (i) Optionee’s Termination Date and, if different, (ii) the first date after Optionee’s Termination Date as of which Optionee ceases to be engaged by the Corporation in any capacity for which Optionee receives compensation from the Corporation, including but not limited to acting for compensation as a consultant, independent contractor, employee, officer, director or advisory director;

(b) any act of fraud, misappropriation, or embezzlement by Optionee against PNC or one of its subsidiaries or any client or customer of PNC or one of its subsidiaries; or

(c) any conviction (including a plea of guilty or of nolo contendere) of Optionee for, or any entry by Optionee into a pre-trial disposition with respect to, the commission of a felony that relates to or arises out of Optionee’s employment or other service relationship with the Corporation.

Optionee will be deemed to have engaged in Detrimental Conduct for purposes of the Agreement only if and when the Committee (if Optionee was an “executive officer” of PNC as defined in SEC Regulation S-K when he or she ceased to be an employee of the Corporation) or the CEO (if Optionee was not such an executive officer), whichever is applicable, determines that Optionee has engaged in conduct described in clause (a) or clause (b) above or that an event described in clause (c) above has occurred with respect to Optionee, and, if so, determines that Optionee will be deemed to have engaged in Detrimental Conduct.

A.16 “Exchange Act” means the Securities Exchange Act of 1934 as amended, and the rules and regulations promulgated thereunder.

A.17 “Exercise Date” means the date (which must be a business day for PNC Bank, National Association) on which PNC receives written notice, in such form as PNC may from time to time prescribe, of the exercise, in whole or in part, of the Option pursuant to the terms of the Agreement, subject to receipt by PNC of full payment of the aggregate Option Price, calculation by PNC of the applicable withholding taxes, and receipt by PNC of payment for any taxes required to be withheld in connection with such exercise as provided in Sections 4.1, 4.2 and 4.3 of the Agreement.

A.18 “Expiration Date.”

(a) Expiration Date. Expiration Date means the date on which the Option expires, which will be the tenth (10th) anniversary of the Grant Date unless the Option expires earlier pursuant to any of the provisions set forth in Sections A.18(b) through A.18(f) (with the Option expiring on the first date determined under any of such sections);

provided, however, if there is a Change in Control, then notwithstanding Sections A.18(c), A.18(d), and A.18 (f) other than A.18(f)(3), to the extent that the Option is outstanding and vested or vests at the time the Change in Control occurs, the Option will not expire at the earliest before the close of business on the ninetieth (90th) day after the occurrence of the Change in Control (or the tenth (10th) anniversary of the Grant Date if earlier), provided that either (1) Optionee is an employee of the Corporation at the time the Change in Control occurs and Optionee’s employment with the Corporation is not terminated for Cause or (2) Optionee is a former employee of the Corporation whose Option, or portion thereof, is outstanding at the time the Change in Control occurs by virtue of the application of one or more of the exceptions set forth in Section A.18(c) and at least one of such exceptions is still applicable at the time the Change in Control occurs.

In no event will the Option remain outstanding beyond the tenth (10th) anniversary of the Grant Date.

(b) Termination for Cause. Upon a termination of Optionee’s employment with the Corporation for Cause, unless the Committee determines otherwise, the Option will expire at the close of business on Optionee’s Termination Date with respect to all Covered Shares, whether or not vested and whether or not Optionee is eligible to Retire or Optionee’s employment also terminates for another reason.

(c) Ceasing to be an Employee other than by Termination for Cause. If Optionee ceases to be an employee of the Corporation other than by termination of Optionee’s employment for Cause, then unless the Committee determines otherwise, the Option will expire at the close of business on Optionee’s Termination Date with respect to all Covered Shares, whether or not vested, except to the extent that the provisions set forth in subsection (1), (2), (3), (4) or (5) of this Section A.18(c) apply to Optionee’s circumstances and such applicable subsection specifies a later expiration date for all or a portion of the Option. If more than one of such exceptions is applicable to the Option or a portion thereof, then the Option or such portion of the Option will expire in accordance with the provisions of the subsection that specifies the latest expiration date.

(1) Retirement. Subject to Sections A.18(c)(6) and A.18(d), if the termination of Optionee’s employment with the Corporation meets the definition of Retirement, then the Option will expire on the tenth (10th) anniversary of the Grant Date with respect to any Covered Shares as to which the Option is vested on the Retirement date or thereafter vests pursuant to Section 2.2 of the Agreement.

(2) Death. If Optionee’s employment with the Corporation is terminated by reason of Optionee’s death, then the Option will expire on the tenth (10th) anniversary of the Grant Date.

(3) Termination during a Coverage Period without Cause or with Good Reason. Except as otherwise provided in Section A.18(f), if Optionee’s employment with the Corporation is terminated (other than by reason of Optionee’s death) during a Coverage Period by the Corporation without Cause or by Optionee with Good Reason, then the Option will expire on the third (3rd) anniversary of such Termination Date (but in no event later than on the tenth (10th) anniversary of the Grant Date).

(4) Total and Permanent Disability. Subject to Sections A.18(c)(6) and A.18(d), if Optionee’s employment is terminated by the Corporation by reason of Total and Permanent Disability, then the Option will expire on the third (3rd) anniversary of such Termination Date (but in no event later than on the tenth (10th) anniversary of the Grant Date).

(5) DEAP or Agreement or Arrangement in lieu of or in addition to DEAP. In the event that (a) Optionee’s employment with the Corporation is terminated by the Corporation, and Optionee is offered and has entered into the standard Waiver and Release Agreement with PNC or one of its subsidiaries under an applicable PNC or subsidiary Displaced Employee Assistance Plan, or any successor plan by whatever name known (“DEAP”), or Optionee is offered and has entered into a similar waiver and release agreement between PNC or one of its subsidiaries and Optionee pursuant to the terms of an agreement or arrangement entered into by PNC or a subsidiary and Optionee in lieu of or in addition to the DEAP, and (b) Optionee has not revoked such waiver and release agreement, and (c) the time for revocation of such waiver and release agreement by Optionee has lapsed, then the Option will expire at the close of business on the ninetieth (90th) day after Optionee’s Termination Date (but in no event later than on the tenth (10th) anniversary of the Grant Date) with respect to any Covered Shares as to which the Option has already become vested; provided, however, that if Optionee returns to employment with the Corporation no later than said ninetieth (90th) day, then for purposes of the Agreement, the entire Option, whether vested or unvested, will be treated as if the termination of Optionee’s employment with the Corporation had not occurred.

If the vested portion of the Option (or the entire Option if fully vested) will expire on Optionee’s Termination Date unless the conditions set forth in this Section A.18(c)(5) are met, then such vested Option or portion thereof will not terminate on the Termination Date, but Optionee will not be able to exercise the Option after such Termination Date unless and until all of the conditions set forth in this Section A.18(c)(5) have been met and the Option will terminate on the ninetieth (90th) day after Optionee’s Termination Date (but in no event later than on the tenth (10th) anniversary of the Grant Date).

(6) Unvested Options Upon Retirement or Disability. If not already vested at the time of Retirement of the Optionee or of termination of employment of the Optionee by the Corporation by reason of Total and Permanent Disability and not for Cause, and if the Committee does not exercise its discretion under Section 2.2(a)(2) of the Agreement to determine that the Option will continue in effect, be eligible for subsequent vesting and not expire on Optionee’s Termination Date, then the Option will expire on the Termination Date without regard for the other provisions of this Section A.18.

(d) Detrimental Conduct. If the Option would otherwise remain outstanding after Optionee’s Termination Date with respect to any of the Covered Shares pursuant to one or more of the exceptions set forth in the subsections of Section A.18(c), then notwithstanding the provisions of such exception or exceptions, the Option will expire on the date that PNC determines that Optionee has engaged in Detrimental Conduct, if earlier than the date on which the Option would otherwise expire; provided, however, that:

(1) no determination that Optionee has engaged in Detrimental Conduct may be made on or after the date of Optionee’s death, and Detrimental Conduct will not apply to conduct by or activities of beneficiaries or other successors to the Option in the event of Optionee’s death;

(2) in the event that Optionee’s employment with the Corporation is terminated (other than by reason of Optionee’s death) during a Coverage Period by the Corporation without Cause or by Optionee with Good Reason, no determination that Optionee has engaged in Detrimental Conduct for purposes of the Agreement may be made on or after such Termination Date; and

(3) no determination that Optionee has engaged in Detrimental Conduct may be made after the occurrence of a Change in Control.

(e) Change in Control. If the Option has not previously vested and does not vest upon the completion of a Change in Control, the Option will expire on the Change in Control unless the holders of voting securities of PNC outstanding immediately prior to the Change in Control hold, upon completion of the Change in Control, voting securities representing more than 50% of the voting power in the election of directors (or members of an equivalent governing body) of the resulting or successor entity (regardless of whether such entity is PNC or an acquiring entity, including the ultimate parent entity of PNC or an entity into which PNC is merged or consolidated). If the Option does not expire on the Change in Control, it will continue in effect in accordance with its terms.

(f) CIC Triggering Event. If, after the occurrence of a CIC Triggering Event but prior to the occurrence of a subsequent Change in Control or of a CIC Failure with respect to the CIC Triggering Event, Optionee’s employment is terminated by the Corporation without Cause or by the Optionee with Good Reason, the Option will expire immediately unless it was previously vested or vested simultaneously with Optionee’s termination of employment under the provisions of Section 2.2(a)(5) of the Agreement or an exception other than Section A.18(c)(3) is applicable to the Option pursuant to Section A.18(c) and that exception provides for a later expiration date. If the Option was previously vested or vests simultaneously with Optionee’s termination of employment under the provisions of Section 2.2(a)(5) of the Agreement, it will expire thereafter on the first to occur of the following (unless an exception other than Section A.18(c)(3) is applicable to the Option pursuant to Section A.18(c) and that exception provides for a later expiration date): (1) the date of a CIC Failure with respect to the CIC Triggering Event; (2) the first anniversary of the CIC Triggering Event without completion of a Change in Control; (3) the Change in Control date if (i) a Change in Control occurs prior to the first anniversary of the CIC Triggering Event, (ii) the Option is vested at the time the Change in Control occurs solely by reason of the operation of Section 2.2(a)(5) of the Agreement, and (iii) the holders of voting securities of PNC outstanding immediately prior to the Change in Control hold, upon completion of the Change in Control, voting securities representing 50% or less of the voting power in the election of directors (or members of an equivalent governing body) of the resulting or successor entity (regardless of whether such entity is PNC or an acquiring entity, including the ultimate parent entity of PNC or an entity into which PNC is merged or consolidated); and (4) the date determined in accordance with Section A.18(c)(3) if a Change in Control occurs prior to the first anniversary of the CIC Triggering Event and Section A.18(f)(3) is not applicable.

A.19 “Fair Market Value” as it relates to a share of PNC common stock as of any given date means the average of the reported high and low trading prices on the New York Stock Exchange (or such successor reporting system as PNC may select) for a share of PNC common stock on such date, or, if no PNC common stock trades have been reported on such exchange for that day, the average of such prices on the next preceding day and the next following day for which there were reported trades.

A.20 “GAAP” or “generally accepted accounting principles” means accounting principles generally accepted in the United States of America.

A.21 “Good Reason” means:

(a) the assignment to Optionee of any duties inconsistent in any respect with Optionee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities immediately prior to either the CIC Triggering Event or the Change in Control, or any other action by the Corporation that results in a diminution in any respect in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that is remedied by the Corporation promptly after receipt of notice thereof given by Optionee;

(b) a reduction by the Corporation in Optionee’s annual base salary as in effect on the Grant Date, as the same may be increased from time to time;

(c) the Corporation’s requiring Optionee to be based at any office or location that is more than fifty (50) miles from Optionee’s office or location immediately prior to either the CIC Triggering Event or the Change in Control;

(d) the failure by the Corporation (i) to continue in effect any bonus, stock option or other cash or equity-based incentive plan in which Optionee participates immediately prior to either the CIC Triggering Event or the Change in Control that is material to Optionee’s total compensation, unless a substantially equivalent arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan, or (ii) to continue Optionee’s participation in such plan (or in such substitute or alternative plan) on a basis at least as favorable, both in terms of the amount of benefits provided and the level of Optionee’s participation relative to other participants, as existed immediately prior to the CIC Triggering Event or the Change in Control; or

(e) the failure by the Corporation to continue to provide Optionee with benefits substantially similar to those received by Optionee under any of the Corporation’s pension (including, but not limited to, tax-qualified plans), life insurance, health, accident, disability or other welfare plans in which Optionee was participating, at costs substantially similar to those paid by Optionee, immediately prior to the CIC Triggering Event or the Change in Control.

A.22 “Grant Date” means the date set forth as the Grant Date on page 1 of the Agreement and is the date as of which the Option is authorized to be granted by the Committee in accordance with the Plan.

A.23 “Internal Revenue Code” means the Internal Revenue Code of 1986 as amended, and the rules and regulations promulgated thereunder.

A.24 “Option” means the option to purchase shares of PNC common stock granted to Optionee under the Plan in Section 1 of the Agreement in accordance with the terms of Article 6 of the Plan.

A.25 “Option Period” means the period during which the Option may be exercised, as set forth in Section 2.2 of the Agreement.

A.26 “Option Price” means the dollar amount per share of PNC common stock at which the Option may be exercised. The Option Price is set forth on page 1 of the Agreement.

A.27 “Optionee” means the person to whom the Option is granted and is identified as Optionee on page 1 of the Agreement.

A.28 “Person” has the meaning given in Section 3(a)(9) of the Exchange Act and also includes any syndicate or group deemed to be a person under Section 13(d)(3) of the Exchange Act.

A.29 “Plan” means The PNC Financial Services Group, Inc. 2006 Incentive Award Plan.

A.30 “PNC” means The PNC Financial Services Group, Inc.

A.31 “Retire” or “Retirement” means, for purposes of this Option and all PNC stock options held by Optionee, whether granted under the Plan or under an earlier PNC plan, termination of Optionee’s employment with the Corporation (a) at any time on or after the first day of the first month coincident with or next following the date on which Optionee attains age fifty-five (55) and completes five (5) years of service (where a year of service is determined in the same manner as the determination of a year of Vesting Service under the provisions of The PNC

Financial Services Group, Inc. Pension Plan) with the Corporation and (b) for a reason other than termination by reason of Optionee’s death or by the Corporation for Cause or, unless the Committee determines otherwise, termination in connection with a divestiture of assets or a divestiture of one or more subsidiaries.

A.32 “Retiree” means an Optionee who has Retired.

A.33 “SEC” means the U.S. Securities and Exchange Commission.

A.34 “Share” means a share of authorized but unissued PNC common stock or a reacquired share of PNC common stock, including shares purchased by PNC on the open market for purposes of the Plan or otherwise.

A.35 “Termination Date” means Optionee’s last date of employment with the Corporation. If Optionee is employed by a Consolidated Subsidiary that ceases to be a subsidiary of PNC or ceases to be a consolidated subsidiary of PNC under generally accepted accounting principles and Optionee does not continue to be employed by PNC or a Consolidated Subsidiary, then for purposes of the Agreement, Optionee’s employment with the Corporation terminates effective at the time this occurs.

A.36 “Total and Permanent Disability” means, unless the Committee determines otherwise, Optionee’s disability as determined to be total and permanent by the Corporation for purposes of the Agreement.